Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
Contact: Marianne Wade(973) 924-5100
investorrelations@myinvestorsbank.com

Investors Bancorp, Inc. Announces Fourth Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - January 28, 2016 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $44.4 million and $181.5 million for the three months and year ended December 31, 2015, respectively, compared to net income of $43.1 million and $131.7 million for the three months and year ended December 31, 2014. Diluted earnings per share were $0.14 for the three months ended December 31, 2015 compared to diluted earnings per share of $0.12 for the three months ended December 31, 2014. Diluted earnings per share were $0.55 for the year ended December 31, 2015 compared to $0.38 for the year ended December 31, 2014.

Net income for the year ended December 31, 2015 included one-time expense items related to tax adjustments. Excluding these one-time items, net income for the year ended December 31, 2015 would have been $173.4 million, or $0.52 per diluted share. Net income for the year ended December 31, 2014 included one-time expense items related to the Company's second step capital offering, acquisitions and tax adjustments. Excluding these one-time items, net income for the year ended December 31, 2014 would have been $148.6 million, or $0.43 per diluted share. (1)

Kevin Cummings, President and CEO commented, "2015 was a successful year for Investors Bank as we completed our long awaited core conversion and achieved record earnings. We continue to enhance and grow our commercial lending and deposit capabilities and we see our hard work paying off.”

Mr. Cummings added, “So far 2016 has been a challenge with a flattening yield curve and a more competitive lending environment. Despite these headwinds, we will continue to prudently manage our balance sheet and our capital levels with share repurchases and dividends.

The Company announced today that the Board of Directors increased its cash dividend 20% to $0.06 per share. The dividend will be paid on February 25, 2016 to stockholders of record as of February 10, 2016.

The following represents performance highlights and significant events:

•	Total assets increased $2.12 billion, or 11.3% to $20.89 billion at December 31, 2015, from $18.77 billion at December 31, 2014.

•
Net loans increased $1.77 billion, or 11.9%, to $16.66 billion at December 31, 2015 from $14.89 billion at December 31, 2014. During the year ended December 31, 2015, we originated $2.08 billion in multi-family loans, $936.9 million in commercial real estate loans, $930.8 million in commercial and industrial loans, $646.5 million in residential loans, $247.8 million in consumer and other loans and $82.5 million in construction loans. During the three months ended December 31, 2015, we sold a pool of non performing residential loans totaling $20.9 million which resulted in a $4.5 million charge off for the three months ended December 31, 2015.

•
Deposits increased by $1.89 billion, or 15.5% from $12.17 billion at December 31, 2014 to $14.06 billion at December 31, 2015. Core deposit accounts (savings, checking and money market) represent approximately 76% of total deposits as of December 31, 2015.

•
Net interest margin for the three months ended and year to date December 31, 2015 was 3.05% and 3.12%, respectively. This was a decrease of 9 basis points from the three months ended September 30, 2015. Net interest margin decreased 12 basis points compared to the quarter ended December 31, 2014 and 15 basis points compared to the year ended December 31, 2014.

•
For the year ended December 31, 2015, the Company repurchased 31.6 million shares of its outstanding common stock for approximately $382.9 million. As of December 31, 2015, the Company has 21.1 million shares authorized for repurchase under the current program.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $17.0 million, or 10.0%, to $188.1 million for the three months ended December 31, 2015 from $171.1 million for the three months ended December 31, 2014. This increase is attributed to the average balance of interest-earning assets increasing $2.13 billion, or 12.1%, to $19.81 billion for the three months ended December 31, 2015 from $17.67 billion for the three months ended December 31, 2014 primarily due to organic growth. This was partially offset by the weighted average yield on interest-earning assets decreasing 7 basis points to 3.80% for the three months ended December 31, 2015 compared to 3.87% for the three months ended December 31, 2014.

Interest income on loans increased by $14.1 million, or 9.1%, to $169.6 million for the three months ended December 31, 2015 from $155.5 million for the three months ended December 31, 2014 as a result of a $1.86 billion, or 12.9%, increase in the average balance of net loans to $16.31 billion for the three months ended December 31, 2015 from $14.45 billion for the three months ended December 31, 2014. The increase is primarily attributed to the average balance of multi-family loans, commercial real estate loans and commercial and industrial loans increasing $1.18 billion, $840.2 million and $483.7 million, respectively, partially offset by the average balance of residential loans decreasing $721.2 million for the three months ended December 31, 2015 compared to the three months ended December 31, 2014, which is consistent with our strategy to grow the commercial loan portfolio. The weighted average yield on net loans decreased 15 basis points to 4.16% for the three months ended December 31, 2015 from 4.31% for the three months ended December 31, 2014. Prepayment penalties, which are included in interest income, increased to $4.5 million for the three months ended December 31, 2015 from $3.1 million for the three months ended December 31, 2014.

Interest income on all other interest-earning assets, excluding loans, increased by $2.9 million, or 18.9%, to $18.5 million for the three months ended December 31, 2015 from $15.6 million for the three months ended December 31, 2014. The increase is attributed to a $270.8 million, or 8.4% increase in the average balance of all other interest-earning assets, excluding loans, to $3.49 billion for the three months ended December 31, 2015 from $3.22 billion for the three months ended December 31, 2014. In addition, the weighted average yield on interest-earning assets, excluding loans increased 19 basis points to 2.12% for the three months ended December 31, 2015 compared to 1.93% for the three months ended December 31, 2014.

Total interest and dividend income increased by $70.9 million, or 10.7%, to $731.7 million for the year ended December 31, 2015 from $660.9 million for the year ended December 31, 2014. This increase is attributed to the average balance of interest-earning assets increasing $2.47 billion, or 14.9%, to $19.05 billion for the year ended December 31, 2015 from $16.58 billion for the year ended December 31, 2014. This was partially offset by the weighted average yield on interest-earning assets decreasing 15 basis points to 3.84% for the year ended December 31, 2015 compared to 3.99% for the year ended December 31, 2014.

Interest income on loans increased by $60.0 million, or 9.9%, to $663.4 million for the year ended December 31, 2015 from $603.4 million for the year ended December 31, 2014, reflecting a $1.94 billion, or 14.1%, increase in the average balance of net loans to $15.72 billion for the year ended December 31, 2015 from $13.78 billion for the year ended December 31, 2014. The increase is primarily attributed to the average balance of multi-family loans, commercial real estate loans and commercial and industrial loans increasing $1.20 billion, $732.5 million and $427.1 million, respectively, partially offset by the average balance of residential loans decreasing $424.4 million for the year ended December 31, 2015. The weighted average yield on net loans decreased 16 basis points to 4.22% for the year ended December 31, 2015 from 4.38% for the year ended December 31, 2014. The decrease in the weighted average yield on net loans reflects lower rates on new and refinanced loans due to the current interest rate environment. Prepayment penalties, which are included in interest income, increased to $21.0 million for the year ended December 31, 2015 from $16.3 million for the year ended December 31, 2014.

Interest income on all other interest-earning assets, excluding loans, increased by $10.9 million, or 18.9%, to $68.3 million for the year ended December 31, 2015 from $57.4 million for the year ended December 31, 2014. The average balance of all other interest-earning assets, excluding loans, increased by $528.1 million to $3.33 billion for the year ended December 31, 2015 from $2.81 billion for the year ended December 31, 2014. The weighted average yield on interest-earning assets, excluding loans, was 2.05% for the years ended December 31, 2015 and 2014.

Interest Expense

Total interest expense increased by $6.4 million, or 20.7%, to $37.3 million for the three months ended December 31, 2015 from $30.9 million for the three months ended December 31, 2014. This increase is due to the average balance of total interest-bearing liabilities increasing by $1.97 billion, or 14.8%, to $15.33 billion for the three months ended December 31, 2015 from $13.36 billion for the three months ended December 31, 2014. In addition, the weighted average cost of total interest-bearing liabilities increased 4 basis points to 0.97% for the three months ended December 31, 2015 compared to 0.93% for the three months ended December 31, 2014.

Interest expense on interest-bearing deposits increased $4.3 million, or 27.2% to $20.3 million for the three months ended December 31, 2015 from $16.0 million for the three months ended December 31, 2014. This increase is attributed to the average balance of total interest-bearing deposits increasing $1.30 billion, or 12.0% to $12.13 billion for the three months ended December 31, 2015 from $10.83 billion for the three months ended December 31, 2014. In addition, the weighted average cost of interest-bearing deposits increased by 8 basis points to 0.67% for the three months ended December 31, 2015 from 0.59% for the three months ended December 31, 2014.

Interest expense on borrowed funds increased by $2.1 million, or 13.8%, to $17.0 million for the three months ended December 31, 2015 from $15.0 million for the three months ended December 31, 2014. The average balance of borrowed funds increased $670.7 million, or 26.5%, to $3.20 billion for the three months ended December 31, 2015 from $2.53 billion for the three months ended December 31, 2014. This increase was offset by a decrease in the weighted average cost of borrowings to 2.12% for the three months ended December 31, 2015 from 2.36% for the three months ended December 31, 2014.

Total interest expense increased by $17.7 million, or 14.9%, to $136.6 million for the year ended December 31, 2015 from $118.9 million for the year ended December 31, 2014. This increase is attributed to the average balance of total interest-bearing liabilities increasing by $1.67 billion, or 12.8%, to $14.67 billion for the year ended December 31, 2015 from $13.00 billion for the year ended December 31, 2014. In addition, the weighted average cost of total interest-bearing liabilities increased 2 basis points to 0.93% for the year ended December 31, 2015 from 0.91% at December 31, 2014.

Interest expense on interest-bearing deposits increased $12.2 million, or 20.6%, to $71.4 million for the year ended December 31, 2015 from $59.2 million for the year ended December 31, 2014. This increase is attributed to the average balance of total interest-bearing deposits increasing $1.25 billion, or 12.2% to $11.51 billion for the year ended December 31, 2015 from $10.26 billion for the year ended December 31, 2014. In addition, the average cost of interest-bearing deposits increased 4 basis points to 0.62% for the year ended December 31, 2015 from 0.58% for the year ended December 31, 2014.

Interest expense on borrowed funds increased by $5.5 million, or 9.3%, to $65.2 million for the the year ended December 31, 2015 from $59.7 million for the year ended December 31, 2014. The average balance of borrowed funds increased $415.7 million or 15.2%, to $3.16 billion for the year ended December 31, 2015 from $2.74 billion for the year ended December 31, 2014. This was partially offset by the weighted average cost of borrowings decreasing 11 basis points to 2.07% for the year ended December 31, 2015 from 2.18% for the year ended December 31, 2014.

Net Interest Income

Net interest income increased by $10.6 million, or 7.6%, to $150.8 million for the three months ended December 31, 2015 from $140.2 million for the three months ended December 31, 2014. The increase was primarily due to the average balance of interest earning assets increasing $2.13 billion to $19.81 billion at December 31, 2015 compared to $17.67 billion at December 31, 2014. This was partially offset by the average balance of our interest bearing liabilities increasing $1.97 billion to $15.33 billion at December 31, 2015 compared to $13.36 billion at December 31, 2014. In addition, the weighted average yield on interest-earning assets decreased 7 basis points to 3.80% for the three months ended December 31, 2015 from 3.87% for the three months ended December 31, 2014. The weighted average cost of our interest bearing liabilities increased 4 basis points to 0.97% for the three months ended December 31, 2015 from 0.93% at December 31, 2014. The net interest spread decreased by 11 basis points to 2.83% for the three months ended December 31, 2015 from 2.94% for the three months ended December 31, 2014 as the weighted average yield on interest earning assets declined 7 basis points and the weighted average cost of interest bearing liabilities increased 4 basis points.

Net interest income increased by $53.1 million, or 9.8%, to $595.1 million for the year ended December 31, 2015 from $542.0 million for the year ended December 31, 2014. The increase was primarily due to the average balance of interest earning assets increasing $2.47 billion to $19.05 billion at December 31, 2015 compared to $16.58 billion at December 31, 2014. This was partially offset by the average balance of our interest bearing liabilities increasing $1.67 billion to $14.67 billion at December 31, 2015 compared to $13.00 billion at December 31, 2014, as well as the weighted average yield on our interest-earning assets decreasing 15 basis points to 3.84% for the year ended December 31, 2015 from 3.99% for the year ended December 31, 2014. The net interest spread decreased by 17 basis points to 2.91% for the year ended December 31, 2015 from 3.08% for the year ended December 31, 2014 as the weighted average yield on interest earning assets declined 15 basis points and cost of interest bearing liabilities increased 2 basis points.

Non-Interest Income

Total non-interest income decreased by $1.2 million, or 11.9% to $8.7 million for the three months ended December 31, 2015 from $9.9 million for the three months ended December 31, 2014. For the three months ended December 31, 2015, gain on securities transactions, gain on loans, net and other income decreased $858,000, $168,000 and $596,000, respectively. These decreases were offset by an increase in gains on other real estate owned of $414,000 for the three months ended December 31, 2015.

Total non-interest income decreased by $1.7 million, or 4.1% to $40.1 million for the year ended December 31, 2015 from $41.9 million for the year ended December 31, 2014. The reduction is mainly attributed to decreases in fees and service charges and other income of $2.3 million and $1.6 million, respectively, for the year ended December 31, 2015. Included in other income for the year ended December 31, 2014 was a bargain purchase gain of $1.5 million, net of tax, relating to the acquisition of Gateway Community Financial Corp, the federally-chartered holding company for GCF Bank ("Gateway"), which was completed in January 2014. These decreases were partially offset by an increase of $2.5 million in gain on loan sales for the year ended December 31, 2015.

Non-Interest Expenses

Total non-interest expenses increased by $11.7 million, or 15.9%, to $85.7 million for the three months ended December 31, 2015 from $73.9 million for the three months ended December 31, 2014. Compensation and fringe benefits increased $9.7 million for the three months ended December 31, 2015. This increase is primarily related to equity incentive expense of $4.4 million for the three months ended December 31, 2015. On June 23, 2015, the Compensation Committee approved restricted stock and stock option grants to employees, officers and directors of the Company, pursuant to the Investors Bancorp, Inc. 2015 Equity Incentive Plan. In addition, for the three months ended December 31, 2015, there was a $1.3 million expense related to a payout under an employment agreement with a former executive. The remaining increase to compensation and fringe benefits relate to staff additions to support our continued growth, normal merit increases and increasing costs associated with employee benefits. Office occupancy and equipment expense and professional fees increased $822,000 and $1.5 million, respectively, for the three months ended December 31, 2015. These increases were offset by a decrease in FDIC insurance premium of $590,000 for the three months ended December 31, 2015 due to the continued improvement in asset quality and additional capital raised in the second step offering in May 2014.

Total non-interest expenses decreased by $11.5 million, or 3.4%, to $328.3 million for the year ended December 31, 2015 from $339.9 million for the year ended December 31, 2014. Included in the year ended December 31, 2014 is a contribution of $20.0 million to the Investors Charitable Foundation in conjunction with the second step capital offering in 2014. In addition, FDIC insurance premium decreased $5.3 million for the year ended December 31, 2015 due to the continued improvement in asset quality and additional capital raised in the second step offering. Data processing service fees decreased $3.0 million for the year ended December 31, 2015 to $22.4 million. Compensation and fringe benefits increased $14.3 million for the year ended December 31, 2015, which included $9.2 million related to the 2015 Equity Incentive Plan. For the 2014 period, compensation expense included a charge of $13.0 million related to the accelerated vesting of all stock option and restricted stock awards upon the completion of the second step capital offering in May 2014. In addition, for the year ended December 31, 2015, there was a $1.3 million expense related to a payout under an employment agreement with a former executive. Absent the accelerated vesting in 2014, the payout of an employment agreement and the $9.2 million in equity incentive expense for 2015, compensation and fringe benefits increased $16.7 million for the year ended December 31, 2015. This increase was related to staff additions to support our continued growth, normal merit increases and increasing costs associated with employee benefits.

Income Taxes

Income tax expense was $24.4 million for the three months ended December 31, 2015, representing a 35.5% effective tax rate compared to income tax expense of $21.5 million for the three months ended December 31, 2014 representing a 33.3% effective tax rate.

Income tax expense was $99.4 million for the year ended December 31, 2015, representing a 35.4% effective tax rate compared to income tax expense of $74.8 million for the year ended December 31, 2014 representing a 36.2% effective tax rate.

In April 2015, New York City changed their tax law to conform with that of New York State. As a result, the Company analyzed the impact of this change relative to its deferred tax positions. Based on that analysis, the Company revalued the deferred tax asset as of December 31, 2014, resulting in a tax benefit of $4.9 million for the year ended December 31, 2015. This change will result in the Company's effective tax rate increasing in future periods. In addition, for the year ended December 31, 2015 income taxes include a net operating loss carryforward related to a prior acquisition of $4.1 million.

Provision for Loan Losses

Our provision for loan losses was $5.0 million for the three months ended December 31, 2015 compared to $11.5 million for the three months ended December 31, 2014. For the three months ended December 31, 2015, net charge-offs were $5.0 million compared to $2.3 million for the three months ended December 31, 2014. For the three months ended December 31, 2015, we sold a pool of non performing residential loans totaling $20.9 million which resulted in a $4.5 million charge off for the three months ended December 31, 2015. For the year ended December 31, 2015, our provision for loan losses was $26.0 million compared to $37.5 million for the year ended December 31, 2014. For the year ended December 31, 2015, net charge-offs were $7.8 million compared to $11.1 million for the year ended December 31, 2014. Our provision for the three months and year ended December 31, 2015 is primarily a result of continued organic growth in the loan portfolio, specifically the multi-family, commercial real estate and commercial and industrial portfolios; the inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending and commercial and industrial lending; and the level of non-performing loans.

Our accruing past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (PCI) loans, primarily consisting of loans recorded in the Company's acquisitions. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by the Bank. The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	December 31, 2015		September 30, 2015		June 30, 2015		March 31, 2015		December 31, 2014
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	168	$28.6	135	$23.5	105	$21.5	128	$24.4	127	$23.4
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	5	13.7	9	11.2	—	—	14	34.3	1	0.7
Commercial real estate	6	1.3	13	7.3	5	1.4	19	39.4	11	6.6
Commercial and industrial	3	0.6	9	2.9	3	2.2	8	6.2	4	0.8
Total 30 to 59 days past due	182	$44.2	166	$44.9	113	$25.1	169	$104.3	143	$31.5
60 to 89 days past due:
Residential and consumer	86	14.2	57	14.6	60	12.2	49	8.4	53	8.7
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—	2	12.1	1	0.2
Commercial real estate	3	0.4	1	0.3	3	0.7	5	1.9	4	0.8
Commercial and industrial	2	—	3	0.9	—	—	4	5.7	2	0.4
Total 60 to 89 days past due	91	14.6	61	15.8	63	12.9	60	28.1	60	10.1
Total accruing past due loans	273	$58.8	227	$60.7	176	$38.0	229	$132.4	203	$41.6
Non-accrual:
Residential and consumer	500	91.1	506	99.8	422	86.6	423	88.0	406	84.2
Construction	4	0.8	5	1.0	3	0.9	7	4.3	7	4.4
Multi-family	4	3.5	4	3.0	6	4.1	5	3.9	2	3.0
Commercial real estate	37	10.8	40	13.8	36	12.9	35	11.6	36	13.9
Commercial and industrial	17	9.2	9	6.5	7	2.2	8	2.3	11	2.9
Total non-accrual loans	562	$115.4	564	$124.1	474	$106.7	478	$110.1	462	$108.4
Accruing troubled debt restructured loans	39	$22.5	38	$25.2	48	$29.6	50	$31.5	55	$35.6
Non-accrual loans to total loans		0.68%		0.76%		0.68%		0.70%		0.72%
Allowance for loan loss as a percent of non-accrual loans		189.30%		175.97%		200.51%		189.02%		184.83%
Allowance for loan losses as a percent of total loans		1.29%		1.33%		1.36%		1.33%		1.33%
Total non-accrual loans increased to $115.4 million at December 31, 2015 compared to $108.4 million at December 31, 2014. We continue to diligently resolve our troubled loans, however it takes a long period of time to resolve residential credits in our lending area. At December 31, 2015, our allowance for loan loss as a percent of total loans is 1.29%. At December 31, 2015, there were $47.4 million of loans deemed as troubled debt restructurings, of which $22.9 million were residential and consumer loans, $19.0 million were commercial real estate loans, $0.7 million were construction loans, $1.6 million were multi-family loans and $3.2 million were commercial and industrial loans. Troubled debt restructured loans in the amount of $22.5 million were classified as accruing and $24.9 million were classified as non-accrual at December 31, 2015.

The allowance for loan losses increased by $18.2 million to $218.5 million at December 31, 2015 from $200.3 million at December 31, 2014. The increase in our allowance for loan losses is due to the growth of the loan portfolio and the credit risk in our overall portfolio, particularly the inherent credit risk associated with commercial real estate lending as well as commercial and industrial loans. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the economic conditions in our lending area.

Balance Sheet Summary

Total assets increased by $2.12 billion, or 11.3%, to $20.89 billion at December 31, 2015 from $18.77 billion at December 31, 2014. Net loans increased $1.77 billion to $16.66 billion at December 31, 2015, and securities increased by $386.5 million, or 14.0%, to $3.15 billion at December 31, 2015 from $2.76 billion at December 31, 2014.

Net loans increased by $1.77 billion, or 11.9%, to $16.66 billion at December 31, 2015 from $14.89 billion at December 31, 2014. At December 31, 2015, total loans were $16.89 billion which included $6.26 billion in multi-family loans, $5.04 billion in residential loans, $3.83 billion in commercial real estate loans, $1.04 billion in commercial and industrial loans, $496.6 million in consumer and other loans and $225.8 million in construction loans. During the year ended December 31, 2015, we originated $2.08 billion in multi-family loans, $936.9 million in commercial real estate loans, $930.8 million in commercial and industrial loans, $646.5 million in residential loans, $247.8 million in consumer and other loans and $82.5 million in construction loans. This increase in loans reflects our continued focus on generating multi-family loans, commercial real estate loans and commercial and industrial loans, which was partially offset by pay downs and payoffs of loans. Our loans are primarily on properties and businesses located in New Jersey and New York.

In addition to the loans originated for our portfolio, our mortgage subsidiary, Investors Home Mortgage Co., originated $238.6 million for the year ended December 31, 2015 in residential mortgage loans that were sold to third party investors.

Securities, in the aggregate, increased by $386.5 million, or 14.0%, to $3.15 billion at December 31, 2015 from $2.76 billion at December 31, 2014. This increase was a result of purchases partially offset by paydowns.

Deposits increased by $1.89 billion, or 15.5%, from $12.17 billion at December 31, 2014 to $14.06 billion at December 31, 2015. Certificates of deposit increased $846.0 million to $3.42 billion at December 31, 2015 from $2.57 billion at December 31, 2014. Core deposits represent approximately 76% of our total deposit portfolio at December 31, 2015.

Borrowed funds increased by $497.0 million, or 18.0%, to $3.26 billion at December 31, 2015 from $2.77 billion at December 31, 2014 to help fund the continued growth of the loan portfolio.

Stockholders' equity decreased by $266.2 million to $3.31 billion at December 31, 2015 from $3.58 billion at December 31, 2014. The decrease is primarily attributed to the repurchase of 31.6 million shares of common stock for $382.9 million as well as cash dividends of $0.25 per share totaling $87.4 million for the year ended December 31, 2015. These decreases are offset by net income of $181.5 million for the year ended December 31, 2015.
About the Company
Investors Bancorp, Inc. is the holding company for Investors Bank, which as of December 31, 2015 operates from its corporate headquarters in Short Hills, New Jersey and 140 branches located throughout New Jersey and New York.

Earnings Conference Call January 29, 2016 at 11:00 a.m. (ET)
The Company, as previously announced, will host an earnings conference call on Friday, January 29, 2016 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.
Conference Call Pre-registration link: http://dpregister.com/10078554
A telephone replay will be available beginning on January 29, 2016 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on April 29, 2016. The replay number is (877) 344-7529 password 10078554. The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the " Risk Factors" disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
(1) Please refer to the Non GAAP Reconciliation for details pertaining to adjustments.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2015 and December 31, 2014

	December 31, 2015	December 31, 2014
	(unaudited)
Assets	(In thousands)

Cash and cash equivalents	$148,904	230,961
Securities available-for-sale, at estimated fair value	1,304,697	1,197,924
Securities held-to-maturity, net (estimated fair value of $1,888,686 and $1,609,365 at December 31, 2015 and December 31, 2014, respectively)	1,844,223	1,564,479
Loans receivable, net	16,661,133	14,887,570
Loans held-for-sale	7,431	6,868
Federal Home Loan Bank stock	178,437	151,287
Accrued interest receivable	58,563	55,267
Other real estate owned	6,283	7,839
Office properties and equipment, net	172,519	160,899
Net deferred tax asset	237,367	231,898
Bank owned life insurance	159,152	161,609
Goodwill and intangible assets	105,311	106,705
Other assets	4,664	10,333
Total assets	$20,888,684	18,773,639
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$14,063,656	12,172,326
Borrowed funds	3,263,090	2,766,104
Advance payments by borrowers for taxes and insurance	108,721	69,893
Other liabilities	141,570	187,461
Total liabilities	17,577,037	15,195,784
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 359,070,852 issued at December 31, 2015 and 2014; 334,894,181 and 358,012,895 outstanding at December 31, 2015 and 2014	3,591	3,591
Additional paid-in capital	2,785,503	2,864,406
Retained earnings	936,040	836,639
Treasury stock, at cost; 24,176,671 shares at December 31, 2015; 1,057,957 shares at December 31, 2014	(295,412)	(11,131)
Unallocated common stock held by the employee stock ownership plan	(90,250)	(93,246)
Accumulated other comprehensive loss	(27,825)	(22,404)
Total stockholders' equity	3,311,647	3,577,855
Total liabilities and stockholders' equity	$20,888,684	18,773,639

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(unaudited)
	For the Three Months		For the Years Ended
	Ended December 31,		December 31,
	2015	2014	2015	2014
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$169,641	155,539	663,424	603,438
Securities:
Government-sponsored enterprise obligations	11	11	45	46
Mortgage-backed securities	14,722	12,375	55,096	44,183
Equity	50	26	123	115
Municipal bonds and other debt	1,778	1,525	5,929	5,667
Interest-bearing deposits	101	173	225	552
Federal Home Loan Bank stock	1,835	1,441	6,881	6,861
Total interest and dividend income	188,138	171,090	731,723	660,862
Interest expense:
Deposits	20,302	15,961	71,414	59,206
Borrowed funds	17,020	14,958	65,225	59,685
Total interest expense	37,322	30,919	136,639	118,891
Net interest income	150,816	140,171	595,084	541,971
Provision for loan losses	5,000	11,500	26,000	37,500
Net interest income after provision for loan losses	145,816	128,671	569,084	504,471
Non-interest income
Fees and service charges	4,170	4,069	17,119	19,399
Income on bank owned life insurance	987	1,054	3,948	4,652
Gain on loans, net	1,325	1,493	7,786	5,257
Gain on securities transactions	19	877	1,036	1,546
Gain on sales of other real estate owned, net	490	76	1,631	809
Other income	1,709	2,305	8,605	10,198
Total non-interest income	8,700	9,874	40,125	41,861
Non-interest expense
Compensation and fringe benefits	48,620	38,902	186,320	172,068
Advertising and promotional expense	2,456	3,237	10,988	12,238
Office occupancy and equipment expense	13,467	12,645	50,865	49,668
Federal insurance premiums	2,250	2,840	9,050	14,390
Stationery, printing, supplies and telephone	993	903	4,372	4,238
Professional fees	4,511	2,987	16,104	14,672
Data processing service fees	5,591	5,647	22,366	25,333
Contribution to charitable foundation	—	—	—	20,000
Other operating expenses	7,778	6,761	28,267	27,253
Total non-interest expenses	85,666	73,922	328,332	339,860
Income before income tax expense	68,850	64,623	280,877	206,472
Income tax expense	24,448	21,547	99,372	74,751
Net income	$44,402	43,076	181,505	131,721
Basic earnings per share	$0.14	$0.13	$0.55	$0.38
Diluted earnings per share	$0.14	$0.12	$0.55	$0.38
Weighted average shares outstanding:

Basic	317,826,651	344,075,778	329,763,527	344,389,259
Diluted	321,234,483	347,226,527	332,933,448	347,731,571

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	December 31, 2015			December 31, 2014
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$219,187	101	0.18%	$433,152	173	0.16%
Securities available-for-sale	1,274,141	5,971	1.87%	1,096,120	4,910	1.79%
Securities held-to-maturity	1,824,935	10,590	2.32%	1,553,254	9,027	2.32%
Net loans	16,311,324	169,641	4.16%	14,448,895	155,539	4.31%
Federal Home Loan Bank stock	175,849	1,835	4.17%	140,820	1,441	4.09%
Total interest-earning assets	19,805,436	188,138	3.80%	17,672,241	171,090	3.87%
Non-interest earning assets	774,784			734,029
Total assets	$20,580,220			$18,406,270

Interest-bearing liabilities:
Savings	$2,116,231	1,950	0.37%	$2,264,068	1,640	0.29%
Interest-bearing checking	2,858,600	2,532	0.35%	2,726,750	2,481	0.36%
Money market accounts	3,741,248	6,024	0.64%	2,968,697	4,977	0.67%
Certificates of deposit	3,412,178	9,796	1.15%	2,868,954	6,863	0.96%
Total interest bearing deposits	12,128,257	20,302	0.67%	10,828,469	15,961	0.59%
Borrowed funds	3,203,911	17,020	2.12%	2,533,248	14,958	2.36%
Total interest-bearing liabilities	15,332,168	37,322	0.97%	13,361,717	30,919	0.93%
Non-interest bearing liabilities	1,898,586			1,478,817
Total liabilities	17,230,754			14,840,534
Stockholders' equity	3,349,466			3,565,736
Total liabilities and stockholders' equity	$20,580,220			$18,406,270

Net interest income		$150,816			$140,171

Net interest rate spread			2.83%			2.94%

Net interest earning assets	$4,473,268			$4,310,524

Net interest margin			3.05%			3.17%

Ratio of interest-earning assets to total interest-bearing liabilities	1.29	X		1.32	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For the Years Ended
	December 31, 2015			December 31, 2014
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$207,331	225	0.11%	$371,636	552	0.15%
Securities available-for-sale	1,245,745	22,646	1.82%	965,969	18,164	1.88%
Securities held-to-maturity	1,708,176	38,547	2.26%	1,315,604	31,847	2.42%
Net loans	15,716,010	663,424	4.22%	13,776,250	603,438	4.38%
Federal Home Loan Bank stock	172,367	6,881	3.99%	152,330	6,861	4.50%
Total interest-earning assets	19,049,629	731,723	3.84%	16,581,789	660,862	3.99%
Non-interest earning assets	770,262			732,469
Total assets	$19,819,891			$17,314,258

Interest-bearing liabilities:
Savings	$2,235,703	6,976	0.31%	$2,241,747	6,638	0.30%
Interest-bearing checking	2,735,513	9,642	0.35%	2,478,047	8,755	0.35%
Money market accounts	3,564,311	23,562	0.66%	2,355,982	13,664	0.58%
Certificates of deposit	2,972,611	31,234	1.05%	3,180,032	30,149	0.95%
Total interest bearing deposits	11,508,138	71,414	0.62%	10,255,808	59,206	0.58%
Borrowed funds	3,157,311	65,225	2.07%	2,741,609	59,685	2.18%
Total interest-bearing liabilities	14,665,449	136,639	0.93%	12,997,417	118,891	0.91%
Non-interest bearing liabilities	1,702,945			1,518,331
Total liabilities	16,368,394			14,515,748
Stockholders' equity	3,451,497			2,798,510
Total liabilities and stockholders' equity	$19,819,891			$17,314,258

Net interest income		$595,084			$541,971

Net interest rate spread			2.91%			3.08%

Net interest earning assets	$4,384,180			$3,584,372

Net interest margin			3.12%			3.27%

Ratio of interest-earning assets to total interest-bearing liabilities	1.30	X		1.28	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended
	December 31,
	2015	2014

Return on average assets	0.86%	0.94%
Return on average equity	5.30%	4.83%
Return on average tangible equity	5.48%	4.98%
Interest rate spread	2.83%	2.94%
Net interest margin	3.05%	3.17%
Efficiency ratio	53.70%	49.27%
Efficiency ratio, adjusted (1)	52.89%	49.27%
Non-interest expense to average total assets	1.67%	1.61%
Average interest-earning assets to average interest-bearing liabilities	1.29	1.32

	For the Year Ended
	December 31,
	2015	2014

Return on average assets	0.92%	0.76%
Return on average equity	5.26%	4.71%
Return on average tangible equity	5.43%	4.90%
Interest rate spread	2.91%	3.08%
Net interest margin	3.12%	3.27%
Efficiency ratio	51.69%	58.21%
Efficiency ratio, adjusted (1)	51.48%	52.45%
Non-interest expense to average total assets	1.66%	1.96%
Average interest-earning assets to average interest-bearing liabilities	1.30	1.28

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	December 31, 2015	December 31, 2014

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.69%	0.81%
Non-performing loans as a percent of total loans	0.82%	0.95%
Allowance for loan losses as a percent of non-accrual loans	189.30%	184.83%
Allowance for loan losses as a percent of total loans	1.29%	1.33%

Capital Ratios:
Tier 1 Leverage Ratio (2)	12.41%	12.79%

Common equity tier 1 risk-based (2)	15.87%	n/a
Tier 1 Risk-Based Capital (2)	15.87%	17.01%
Total Risk-Based Capital (2)	17.12%	18.26%
Equity to total assets (period end)	15.85%	19.06%
Average equity to average assets	17.41%	16.16%
Tangible capital (to tangible assets)	15.43%	18.60%
Book value per common share (1)	$10.30	$10.39
Tangible book value per common share (1)	$9.97	$10.08

Other Data:
Number of full service offices	140	132
Full time equivalent employees	1,734	1,682

(1) See Non GAAP Reconciliation.
(2) Ratios are for Investors Bank and do not include capital retained at the holding company level. Common equity tier 1 capital was not a reporting requirement until 2015 due to Basel III.

Investors Bancorp, Inc.
Non GAAP Reconciliation
(dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation
	At the period ended
	December 31, 2015	December 31, 2014

Total stockholders' equity	3,311,647	3,577,855
Goodwill and intangible assets	105,311	106,705
Tangible stockholders' equity	3,206,336	3,471,150

Book Value per Share Computation
Common stock issued	359,070,852	359,070,852
Treasury shares	(24,176,671)	(1,057,957)
Shares Outstanding	334,894,181	358,012,895
Unallocated ESOP shares	(13,263,545)	(13,737,243)
Book value shares	321,630,636	344,275,652

Book Value Per Share	$10.30	$ 10.39

Tangible Book Value per Share	$9.97	$ 10.08

Investors Bancorp, Inc.
Non GAAP Reconciliation
(dollars in thousands, except share data)

Net Income, Basic and Diluted EPS, as adjusted
	For the three months ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014

Net Income	$44,402	$43,076	$181,505	$131,721

Compensation and fringe benefits (1)	1,298	—	1,298	13,013
Contribution to charitable foundation (2)	—	—	—	20,000
Restructure expenses (3)	—	—	—	1,384
Total one time item	1,298	—	1,298	34,397

One time items, net tax	837	—	839	21,944

Net bargain purchase gain, net of tax (4)	—	—	—	(1,482)
Tax Adjustments (5)	(1,601)	(2,951)	(8,940)	(3,584)

Adjusted Net Income	43,638	40,125	173,404	148,599
Effective tax rate	35.51%	33.34%	35.38%	36.20%
Tax Adjustments (5)	2.33%	4.57%	3.18%	1.74%
Adjusted Effective tax rate	37.84%	37.91%	38.56%	37.94%

Adjusted basic earnings per share	$0.14	$0.12	$0.53	$0.43
Adjusted diluted earnings per share	$0.14	$0.12	0.52	$0.43

Weighted average shares outstanding:
Basic	317,826,651	344,075,778	329,763,527	344,389,259
Diluted	321,234,483	347,226,527	332,933,448	347,731,571

Efficiency Ratio, as adjusted
	For the three months ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Total non-interest expense	$85,666	$73,922	$328,332	$339,860
Net interest income	150,816	140,171	595,084	541,971
Total non-interest income	8,700	9,874	40,125	41,861

Efficiency Ratio	53.70%	49.27%	51.69%	58.21%

Compensation and fringe benefits (1)	1,298	—	1,298	13,013
Contribution to charitable foundation (2)	—	—	—	20,000
Restructure expenses (3)	—	—	—	1,384
Adjusted Non-Interest Expense	$84,368	$73,922	$327,034	$305,463

Net bargain purchase gain, net of tax (4)	—	—	—	(1,482)

Adjusted Non-Interest Income	$8,700	$9,874	$40,125	$40,379

Adjusted Efficiency Ratio	52.89%	49.27%	51.48%	52.45%

(1) Compensation expense includes a one time item related to a payout under an employment agreement with a former executive for the 2015 period. For the 2014 periods, compensation expense includes a one time item related to the accelerated vesting of all stock option and restricted stock plans upon the completion of the second step capital transaction on May 7, 2014.

(2) Represents the Company's contribution of $20 million to the Investors Charitable Foundation upon the completion of its second step capital transaction, comprised of 1,000,000 shares of common stock and $10 million in cash.

(3) Represents restructure charges included in non interest expenses related to the acquisition of Roma Financial in December 2013 and Gateway in January 2014
(4) Included in other income for the year ended December 31, 2014 is a bargain purchase gain of $1.5 million, net of tax, relating to the acquisition of Gateway, which was completed in January 2014.
(5) For the 2015 periods, represents a tax benefit realized from revaluing the Company's deferred tax asset related to changes in New York City tax law and a net operating loss carryforward related to a prior acquisition. For the 2014 periods, represents tax benefit realized from revaluing the Company's deferred tax asset related to the increase in New York tax rate related to the change in the New York state tax law enacted in 2014.